UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): December 11, 2018
Coeur Mining, Inc.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	1-8641 (Commission File Number)	82-0109423 (IRS Employer Identification No.)
104 S. Michigan
Suite 900
Chicago, Illinois 60603
(Address of Principal Executive Offices)
(312) 489-5800
(Registrant's telephone number, including area code)
N/A
(Former Name or Former Address, if Changed Since Last Report)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2 below):
[ ]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]     Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]     Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company	☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On December 11, 2018, the Board of Directors of Coeur Mining, Inc. (the “Company”) approved the appointment of Thomas S. Whelan, 49, as Senior Vice President and Chief Financial Officer, effective January 1, 2019. Mr. Whelan will assume the duties of Chief Financial Officer from Peter C. Mitchell, who has served in that capacity since 2013 and whose retirement from the Company will become effective on December 31, 2018.

Mr. Whelan served as Chief Financial Officer of Arizona Mining Inc. from September 2017 to August 2018, when the company was acquired from South32 Limited. Previously, Mr. Whelan served as Chief Financial Officer of Nevsun Resources Ltd. from January 2014 to August 2017. He is a chartered accountant and was previously a partner with the international accounting firm Ernst & Young (“EY”) LLP, where he was the EY Global Mining & Metals Assurance sector leader, the leader of the EY Assurance practice in Vancouver and previously EY’s Canadian Mining & Metals sector leader. Mr. Whelan graduated with a Bachelor of Commerce from Queen’s University.

The offer letter entered into between the Company and Mr. Whelan (the “Offer Letter”) provides for an annual base salary of $330,000, a target annual incentive opportunity of 75% of his then-current base salary, and a target long-term equity incentive award of 225% of his then-current base salary.

The Company expects to provide the following benefits to Mr. Mitchell in recognition of his retirement and his significant contributions to the Company: (i) Mr. Mitchell will receive an amount equivalent to the amount Mr. Mitchell would have received for 2018 under the Company’s Annual Incentive Plan, payable in early 2019, (ii) in respect of performance share units awarded in early 2016 for the three-year performance period from January 1, 2016 through December 31, 2018, Mr. Mitchell will receive shares of Company common stock corresponding to actual Company performance results as certified by the Compensation and Leadership Development Committee of the Board in early 2019, and (iii) on December 31, 2018 (the “Separation Date”), (A) all of Mr. Mitchell’s outstanding unvested restricted stock awards will vest, and (B) Mr. Mitchell will receive shares of Company common stock representing a pro rata portion of the target number of performance share units awarded in early 2017 for the three-year performance period from January 1, 2017 through December 31, 2019 and the target number of performance share units awarded in early 2018 for the three-year performance period from January 1, 2018 through December 31, 2020, or 32,167 shares representing two-thirds of the 2017 target award, and 20,730 shares representing one-third of the 2018 award. In addition, Mr. Mitchell will be entitled to COBRA coverage for up to 12 months following the Separation Date, payable by Company. Beginning on January 1, 2019, the Company also will engage Mr. Mitchell as a consultant at a monthly rate of $25,000 for 5 months.

Copies of the Offer Letter and the press release announcing Mr. Whelan’s appointment are attached as Exhibits 10.1 and 99.1, respectively, to this Current Report on Form 8-K (this “Report”). The foregoing summary of the Offer Letter is qualified in its entirety to the full text of the Offer Letter, which is incorporated herein by reference

Item 8.01.    Other Events.
On December 11, 2018, the Board of Directors of the Company adopted a new clawback and forfeiture policy (the “Clawback Policy”) that generally allows the Compensation and Leadership Development Committee of the Board (and the Board in the case of the Company’s Chief Executive Officer) to (i) seek recovery of all incentive payments that were made to executive officers and all performance-based equity awards granted to executive officers that vested, in each case, on the basis of having met or exceeded performance targets in grants or awards made after December 18, 2012, during the fiscal year prior to the filing of the Current Report on Form 8-K announcing a restatement; and (ii) cancel or require the repayment, recoupment or recovery of incentive payments or equity awards granted to any officer of the Company in the event of misconduct by such officer. The foregoing does not purport to be a complete description of the Clawback Policy, and is qualified in its entirety to the full text of the Clawback Policy attached to this Report as Exhibit 99.2 and incorporated herein by reference. The Clawback Policy supersedes and replaces the Company’s former clawback policy adopted on December 18, 2012.

Item 9.01.    Financial Statements and Exhibits.
(d)    List of Exhibits

Exhibit No.	Description
Exhibit 10.1	Offer Letter dated December 12, 2018, between Coeur Mining, Inc. and Thomas S. Whelan*
Exhibit 99.1	Press Release dated December 13, 2018
Exhibit 99.2	Clawback and Forfeiture Policy Effective December 11, 2018*
* Management contract or compensatory plan or arrangement.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COEUR MINING, INC.
Date: December 13, 2018	By: /s/ Casey M. Nault
Name: Casey M. Nault Title: Senior Vice President, General Counsel and Secretary